Exhibit 4.1
FOURTH SUPPLEMENTAL INDENTURE
THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of November 20, 2013 (the “Fourth Supplemental Indenture”), among INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, a company duly organized and existing under the laws of Bermuda (the “Issuer”), INGERSOLL-RAND PLC, a public limited company duly organized and existing under the laws of Ireland (“IR Parent”), INGERSOLL-RAND COMPANY LIMITED, a company duly organized and existing under the laws of Bermuda (“IR Limited”), INGERSOLL-RAND INTERNATIONAL HOLDING LIMITED, a company duly organized and existing under the laws of Bermuda (“IR International,” and together with IR Parent and IR Limited, the “Guarantors”), INGERSOLL-RAND COMPANY, a company duly organized and existing under the laws of the State of New Jersey (the “New Co-Obligor”), and THE BANK OF NEW YORK MELLON, a banking corporation duly organized and existing under the laws of the State of New York, acting as Trustee under the Indenture, as defined herein (the “Trustee”)
RECITALS:
WHEREAS, the Issuer, the Guarantors and the Trustee are parties to that certain Indenture, dated as of June 20, 2013 (as supplemented, the “Indenture”), as supplemented by the First Supplemental Indenture dated as of June 20, 2013, the Second Supplemental Indenture dated as of June 20, 2013 and the Third Supplemental Indenture dated as of June 20, 2013;
WHEREAS, the New Co-Obligor desires to assume, jointly and severally with the Issuer, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Securities issued under the Indenture, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Issuer;
WHEREAS, Section 901 of the Indenture provides, among other things, that, the Issuer, the Guarantors and the Trustee may amend or supplement the Indenture, without the consent of any Holder, to make any provisions with respect to matters or questions arising under the Indenture that do not adversely affect the interests of Holders under the Indenture, in any material respect;
WHEREAS, the Issuer and the Guarantors have determined that this Fourth Supplemental Indenture complies with Section 901 of the Indenture and does not require the consent of any Holders and, on the basis of the foregoing, the Trustee has determined that this Fourth Supplemental Indenture is in form satisfactory to it;
WHEREAS, each of the Issuer, the Guarantors and the New Co-Obligor have been authorized by resolutions of their respective Boards of Directors to enter into this Fourth Supplemental Indenture; and
WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Fourth Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

WITNESSETH:
NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the Issuer, the Guarantors, the New Obligor and the Trustee hereby agree as follows:
ARTICLE ONE
DEFINITIONS
Section 101.    Capitalized terms in this Fourth Supplemental Indenture that are not otherwise defined herein shall have the meanings set forth in the Indenture.
Section 102.     “Supplemented Indenture” shall mean the Indenture as supplemented by this Fourth Supplemental Indenture.
ARTICLE TWO
ASSUMPTION BY CO-OBLIGOR
Section 201.    The New Co-Obligor represents and warrants to the Trustee as follows:
(a)    The New Co-Obligor is duly incorporated, validly existing and in good standing under the laws of the State of New Jersey.
(b)    The execution, delivery and performance by it of this Fourth Supplemental Indenture have been authorized and approved by all necessary corporate action on its part.
Section 202.    The New Co-Obligor hereby expressly assumes, jointly and severally with the Issuer, the due and punctual payment of the principal of (and premium, if any, on) and interest, if any, on all of the Securities issued under the Indenture, and the due and punctual performance and observance of all of the covenants and conditions of the Indenture to be performed by the Issuer.
Section 203.    Nothing in this Supplemental Indenture shall alter the rights, duties or obligations of Ingersoll-Rand Global Holding Company Limited as the Issuer under the Indenture.
ARTICLE 3
MISCELLANEOUS
Section 301.    This Fourth Supplemental Indenture is hereby executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Fourth Supplemental Indenture forms a part thereof.
Section 302.    This Fourth Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 303.    This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
Section 304.    The Article headings herein are for convenience only and shall not affect the construction hereof.
Section 305.    If any provision of this Fourth Supplemental Indenture limits, qualifies or conflicts with any provision of the Supplemented Indenture which is required to be included in the Supplemented Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.
Section 306.    In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 307.    Nothing in this Fourth Supplemental Indenture, the Indenture or the Securities, express or implied, shall give to any person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Fourth Supplemental Indenture or the Securities.
Section 308.    The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Fourth Supplemental Indenture. The recitals of fact contained herein shall be taken as the statements of the Issuer, the Guarantors and the New Co-Obligor and the Trustee assumes no responsibility for the correctness thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, all as of the date first above written.

INGERSOLL-RAND GLOBAL HOLDING COMPANY LIMITED, as the Issuer By /s/ Robert L. Katz Name: Robert L. Katz Title: Senior Vice President and General Counsel
INGERSOLL-RAND PLC, as a Guarantor By /s/ Robert L. Katz Name: Robert L. Katz Title: Senior Vice President and General Counsel
INGERSOLL-RAND COMPANY LIMITED, as a Guarantor By /s/ Evan M. Turtz Name: Evan M. Turtz Title: Secretary
INGERSOLL-RAND INTERNATIONAL HOLDING LIMITED, as a Guarantor By /s/ Robert L. Katz Name: Robert L. Katz Title: President
INGERSOLL-RAND COMPANY, as the New Co-Obligor By /s/ Robert L. Katz Name: Robert L. Katz Title: Senior Vice President and General Counsel

[Fourth Supplemental Indenture to 2013 Indenture]

THE BANK OF NEW YORK MELLON, as Trustee By /s/ Francine Kincaid Name: Francine Kincaid Title: Vice President

[Fourth Supplemental Indenture to 2013 Indenture]